EXHIBIT 99

Contacts:

Martin O’Grady	Amy Brandt
Vice President, Chief Financial Officer	Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@orient-express.com	E: amy.brandt@orient-express.com

FOR IMMEDIATE RELEASE

May 3, 2012

ORIENT-EXPRESS HOTELS REPORTS FIRST QUARTER 2012 RESULTS

Highlights

•                  First quarter total revenue, excluding real estate, up 10% to $107.0 million from $97.7 million

•                  First quarter revenue from owned hotels up 8% to $93.9 million from $86.9 million

•                  Same store revenue per available room (“RevPAR”) for the quarter up 10% in US dollars and up 11% in local currency

•                  Adjusted EBITDA before real estate for the first quarter up 61% to $3.7 million from $2.3 million

•                  Completed the sale of Las Casitas del Colca, Peru, in April 2012 for $5.6 million

•                  Announced two new independent nominees for election to the Company’s Board of Directors at June 2012 Annual General Meeting of Shareholders

HAMILTON, BERMUDA — May 3, 2012.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) (the “Company”), owners or part-owners and managers of 46 luxury hotel, restaurant, tourist train and river cruise properties operating in 23 countries, today announced its results for the first quarter ended March 31, 2012.

“In the first quarter of 2012, the Company’s total revenue and adjusted EBITDA before real estate continued to grow, building on the momentum developed last year and providing a stable platform for our key second and third quarters,” said Bob Lovejoy, Chairman and Interim Chief Executive Officer. “Total revenue and adjusted EBITDA before real estate increased by 10% and 61%, respectively, over the first quarter of 2011. The first quarter of 2012 represents the ninth straight quarter of year-over-year growth in these two key metrics.

“We have continued our strategy of portfolio optimization, including completion of the sale of one of our Peruvian joint venture properties and making ongoing investments to improve our room product quality in several properties, including Hotel Cipriani, Venice, Hotel Splendido, Portofino, our two Sicilian properties, La Samanna in St. Martin and The Inn at Perry Cabin, St. Michael’s, Maryland. During 2012, we look forward to the opening in June of Palacio Nazarenas, our new all-suite property in Cuzco, Peru, and to the complete makeover of 121 rooms and suites and the arrival experience at Copacabana Palace in Rio de Janeiro.

“As we look forward in 2012, we see good demand continuing in North and South America and Asia, with some softening now in evidence in Europe. Overall, bookings pace for our owned hotels is currently 6% ahead of the same time last year. On the whole, our business outlook today is one of tempered optimism, based on our outstanding and improving portfolio, our good financial position and strong management team and a global economic outlook which is stabilizing and, in most geographies outside Europe, improving.”

First Quarter 2012 Earnings Summary

Revenue, excluding real estate, was $107.0 million in the first quarter of 2012, up $9.3 million or 10% from the first quarter of 2011.

Revenue from owned hotels for the first quarter was $93.9 million, up $7.0 million or 8% from the first quarter of 2011. On a same store basis, owned hotels RevPAR was up 10% in US dollars and up 11% in local currency.

Trains & cruises revenue in the first quarter was $9.5 million compared to $7.6 million in the first quarter of 2011, an increase of 25%.

Adjusted EBITDA before real estate was $3.7 million for the first quarter, up $1.4 million compared to $2.3 million in the prior year period. The principal increases were at Copacabana Palace (up $0.8 million compared to the same period in the prior year), Hotel das Cataratas, Iguassu Falls (up $0.7 million), Charleston Place, South Carolina (up $0.7 million) and from the Company’s share of earnings from PeruRail (up $0.8 million). Other notable improvements included Maroma Resort and Spa, Riviera Maya (up $0.5 million) and La Samanna (up $0.4 million), offset by Grand Hotel Europe, St Petersburg (down $0.4 million) and the Road To Mandalay cruise ship, Irrawaddy River (down $0.5 million).

Adjusted net loss from continuing operations for the first quarter was $16.2 million ($0.16 per common share) compared with a loss of $13.6 million ($0.13 per common share) in the first quarter of 2011. There was a $0.2 million tax charge in the first quarter of 2012 compared to a tax credit of $5.0 million in the prior year, accounting for a net year-over-year difference of $0.05 per common share. Net loss attributable to Orient-Express Hotels Ltd. for the first quarter was $15.7 million ($0.15 per common share) compared with a net loss of $14.9 million ($0.15 per common share) in the first quarter of 2011.

Company Highlights

The Company’s 50% Peru hotels joint venture concluded the sale of Las Casitas del Colca in April. Gross proceeds of $5.6 million (of which $1.0 million is due in six months) have largely been used to repay associated joint venture debt of $4.0 million and the remainder will be reinvested in other hotels owned by the joint venture.

During the quarter, the Company completed the third and final phase of refurbishments at the two properties in Sicily that it acquired in the first quarter of 2010.  At Grand Hotel Timeo, Taormina, all public areas, including the restaurant, were renovated, with a new bar that opens onto a terrace with views of Mount Etna and the Gulf of Naxos.  At Villa Sant’Andrea in Taormina Mare, the Company completed new restaurant and bar areas as well as a children’s club available to guests of both hotels.

Also in Italy, five sumptuous new suites have been added at Hotel Splendido and a further six rooms were renovated at Hotel Cipriani.

Additionally during the quarter, we remodeled the Lobby Bar at Grand Hotel Europe.  A highlight of the $0.8 million project is a 10-meter-long backlit bar carved from alabaster marble topped with black granite. The Company also significantly improved two of its safari lodges in Botswana, Khwai River Lodge and Savute Elephant Camp, by installing floor-to-ceiling, sliding glass panels to the front of all 27 keys to enhance the accommodation and game-viewing experience for guests.

The Company announced in April the nomination of nine directors for election to its Board of Directors at the Annual General Meeting of Shareholders to be held on June 7, 2012.  The slate includes two new independent director nominees: Ruth A. Kennedy, co-founder of Kennedy Dundas, a consulting firm advising clients in the luxury goods and services sectors, and Jo Malone, creator of one of the world’s most popular luxury fragrance and beauty product brands, “Jo Malone”.  Ms. Kennedy and Ms. Malone will stand for election with the current directors, Chairman and Interim Chief Executive Officer J. Robert (Bob) Lovejoy, Harsha V. Agadi, John D. Campbell, Mitchell C. Hochberg, Prudence M. Leith, Philip R. Mengel and Georg R. Rafael.

Operating Performance

Europe:

In the first quarter, revenue from owned hotels was $15.8 million, up $1.1 million or 7% from $14.7 million in the first quarter of 2011. Revenue growth in Europe was driven by the Italian properties, which opened for the season earlier this year than previously.  Revenue at Hotel Cipriani increased by $0.6 million compared to the first quarter in 2011. Same store RevPAR in Europe was up 8% from the prior year in US dollars (up 11% in local currency), primarily due to an improvement in occupancy to 33% from 29% in the same period in the prior year.

EBITDA for the quarter was a loss of $7.6 million compared to an EBITDA loss of $6.9 million in the first quarter of 2011. This decline in EBITDA is largely due to a $0.8 million EBITDA decrease at Grand Hotel Europe, which included a $0.4 million non-recurring, non-cash write-off of fixed asset balances.

North America:

Revenue from owned hotels for the quarter was $29.1 million, up $1.8 million or 7% from $27.3 million in the first quarter of 2011, generated by revenue growth of $1.3 million at Charleston Place and $0.5 million at La Samanna. Charleston Place continues to deliver strong results, largely from corporate and group business, that is expected to continue during the rest of the year. La Samanna has recorded improved revenue following the refurbishment of 46 keys that was completed in the fourth quarter of 2011. Same store RevPAR in the region increased by 9% in both US dollars and local currency as a result of a 9% improvement in average daily rate (“ADR”) over the first quarter of 2011 to $440 from $402.

EBITDA in North America grew by 26% to $7.2 million compared to $5.7 million in the first quarter of 2011. This EBITDA growth includes $0.7 million at Charleston Place and $0.4 million at La Samanna,

as well as a $0.5 million increase in EBITDA at Maroma Resort and Spa, as more positive press coverage for the region boosted visitor numbers from the key US market.

Rest of World:

Southern Africa:

First quarter revenue was unchanged from the first quarter of the prior year at $8.8 million.  Same store RevPAR was up 4% in US dollars (up 14% in local currency) due to a small increase in ADR.  EBITDA was up $0.5 million or 36% to $1.9 million compared to $1.4 million in the first quarter of 2011, as the properties benefited from labor and other cost savings.

South America:

Revenue increased $3.0 million or 12% to $27.4 million in the first quarter of 2012, from $24.4 million in the first quarter of 2011. Of this growth, $2.8 million came from the two Brazilian properties, where continued strong results reflected particularly high demand from local markets, with a 25% increase in the number of room nights sold to Brazilians compared to the same period of the prior year. Same store RevPAR in the region increased 16% in both US dollars and local currency as a result of a 7% increase in ADR and an increase in occupancy from 67% to 73% compared to the first quarter of 2011.

EBITDA for the quarter was $9.0 million, an increase of $1.6 million or 22% compared to $7.4 million in the first quarter of last year. The record results generated in 2011 at the Brazilian properties have continued into 2012 where, in their best ever quarter, the Company’s two properties delivered combined EBITDA of $8.3 million, representing growth of $1.5 million or 22% compared to the first quarter of 2011.

Asia-Pacific:

Revenue for the first quarter of 2012 was $12.8 million, an increase of $1.1 million or 9% compared to $11.7 million in the first quarter of 2011. Revenue growth was recorded in almost all operations and reflects a period of socio-economic stability in the region. The majority of the improvement came from Napasai, Koh Samui ($0.5 million), which benefited from its new lagoon, and The Governor’s Residence, Yangon ($0.4 million), as Myanmar further opens to international tourism. Same store RevPAR increased by 7% in US dollars (up 5% in local currency) due to a 10% increase in ADR in US dollar terms compared to the first quarter of 2011.

EBITDA was $3.4 million compared to $2.8 million in the first quarter of 2011. The Company’s Asian portfolio performed particularly well, with EBITDA growth of 30% compared to the same quarter of 2011, reflecting the continued strength of operations in the region.

Hotel management & part-ownership interests:

EBITDA for the first quarter of 2012 was a loss of $0.7 million compared to a loss of $0.2 million in the first quarter of 2011. The quarterly result included a $0.3 million decline at Hotel Ritz, Madrid due to increased payroll costs.

Restaurants:

Revenue from ‘21’ Club, New York, in the first quarter of 2012 was $3.9 million compared to $3.3 million in the same quarter of 2011, reflecting growth in both the number of covers and average check. EBITDA was $0.3 million compared to $0.1 million in the same quarter of 2011.

Trains & cruises:

Revenue increased by $1.9 million or 25% to $9.5 million in the first quarter of 2012 from $7.6 million in the prior year period, reflecting increases in all businesses except Road To Mandalay, where low water levels on the Irrawaddy River towards the end of the season and maintenance operations meant that trips were withdrawn and the ship was instead moored for use as a floating hotel. This shortfall is expected to be recovered over the remainder of the year.

EBITDA was a loss of $0.3 million compared to a loss of $0.8 million in the first quarter of 2011. This improvement was largely due to a $0.8 million increase in share of results from PeruRail compared to the first quarter of 2011, which was still impacted by the effects of the 2010 floods and landslides in Peru, offset by a $0.5 million decrease from Road To Mandalay.

Central overheads:

In the first quarter of 2012, central costs were $9.5 million compared with $7.7 million in the prior year period. This increase is attributable to a $1.1 million increase in compensation costs, a $0.4 million increase in stock option expenses and a $0.3 million increase in professional fees. In addition, the Company incurred $0.3 million of central marketing costs as it continues to invest in the Orient-Express brand.

Real estate:

In the first quarter of 2012, there was an EBITDA loss of $1.5 million from real estate activities, primarily related to Porto Cupecoy, Sint Maarten, compared with a loss of $1.0 million in the first quarter of 2011. Six condominium units were sold at Porto Cupecoy during the quarter, bringing cumulative sales at the end of the quarter to 117, or 64% of the total number of units.

Depreciation and amortization:

The depreciation and amortization charge for the first quarter of 2012 was unchanged from the first quarter of 2011 at $11.0 million.

Interest:

The interest charge for the first quarter of 2012 was $7.5 million, down $1.8 million from $9.3 million in the prior year quarter due to the reduction in net debt over the last 12 months and $0.9 million of capitalized interest in the first quarter of 2012 related to the construction of El Encanto.

Tax:

The tax charge for the first quarter of 2012 was $0.2 million, compared to a credit of $5.0 million for the same quarter in the prior year. The primary reason for this movement is that the first quarter of 2012 included a charge for uncertain tax provisions of $0.3 million while the first quarter of 2011 recorded a corresponding credit of $2.1 million. Additionally, the first quarter tax charge in 2012 included a deferred tax charge of $0.8 million versus $0.4 million in the first quarter of 2011, arising in respect of fixed asset timing differences following the appreciation of local currencies against the US dollar.

Investment:

The Company invested a total of $19.6 million during the first quarter of 2012, including $8.0 million for the ongoing restoration of El Encanto, $1.2 million primarily for the refurbishment of 39 rooms at The Inn at Perry Cabin, $1.1 million at La Samanna largely for the completion of the rooms refurbishment, $1.1 million at Hotel Splendido primarily for the construction of five new suites on the top floor of the existing building, $1.0 million at Hotel Cipriani largely for the renovation of six rooms, and the balance for routine capital expenditures.

Balance Sheet

At March 31, 2012, the Company had long-term debt (including the current portion and debt of consolidated variable interest entities) of $627.2 million, working capital loans of $0.1 million and cash balances of $81.7 million (including $15.2 million of restricted cash), resulting in total net debt of $545.6 million compared with total net debt of $531.1 million at the end of the fourth quarter of 2011. At March 31, 2012, the ratio of net debt to trailing 12-month adjusted EBITDA (before real estate) was 4.9 times compared to 4.8 times at December 31, 2011.

Undrawn amounts available to the Company at March 31, 2012 under short-term lines of credit were $4.3 million, bringing total cash availability (excluding restricted cash) at March 31, 2012 to $70.8 million.

At March 31, 2012, approximately 51% of the Company’s debt was at fixed interest rates and 49% was at floating interest rates. The weighted average maturity of the debt was approximately 2.9 years and the weighted average interest rate was approximately 4.1%. The Company had $68.0 million of debt repayments due within 12 months. These amounts are expected to be met through a combination of operating cash flow, refinancing of the facilities and utilization of available cash.

* * * * * * * *

ORIENT-EXPRESS HOTELS LTD.

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended March 31
$’000 — except per share amounts	2012	2011
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	15,788	14,680
- North America	29,065	27,287
- Rest of world	49,069	44,943
Hotel management & part-ownership interests	(262)	(76)
Restaurants	3,866	3,341
Trains & cruises	9,466	7,558
Revenue and earnings from unconsolidated companies before real estate	106,992	97,733
Real estate revenue	1,814	1,655
Total (1)	108,806	99,388

Analysis of earnings
Owned hotels
- Europe	(7,604)	(6,858)
- North America	7,191	5,717
- Rest of world	14,199	11,555
Hotel management & part-ownership interests	(744)	(220)
Restaurants	339	148
Trains & cruises	(322)	(836)
Central overheads	(9,489)	(7,717)
Central marketing costs for brand awareness campaign	(278)	—
EBITDA before real estate and gain on disposal	3,292	1,789
Real estate	(1,524)	(1,044)
EBITDA before gain on disposal	1,768	745
Gain on disposal	—	606
EBITDA	1,768	1,351
Depreciation & amortization	(11,028)	(10,992)
Interest	(7,461)	(9,311)
Foreign exchange	865	963
Loss before tax	(15,856)	(17,989)
Tax	(234)	4,972
Net loss from continuing operations	(16,090)	(13,017)
Discontinued operations	690	(1,663)
Net loss	(15,400)	(14,680)
Net earnings attributable to non-controlling interests	(271)	(227)
Net loss attributable to Orient-Express Hotels Ltd.	(15,671)	(14,907)
Net loss per common share attributable to Orient-Express Hotels Ltd.	(0.15)	(0.15)
Number of shares — millions	102.72	102.43

(1)   Comprises losses from unconsolidated companies of $46,000 (2011 - $765,000) and revenue of $108,852,000 (2011 - $100,153,000).

ORIENT-EXPRESS HOTELS LTD.

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31
	2012	2011
Average Daily Rate (in US dollars)
Europe	423	423
North America	440	402
Rest of world	379	348
Worldwide	402	373

Room Nights Available (000’s)
Europe	49	48
North America	64	63
Rest of world	120	118
Worldwide	233	229

Rooms Nights Sold (000’s)
Europe	16	14
North America	41	41
Rest of world	79	76
Worldwide	136	131

Occupancy
Europe	33%	29%
North America	64%	65%
Rest of world	66%	64%
Worldwide	58%	57%

RevPAR (in US dollars)
Europe	134	124
North America	280	258
Rest of world	249	224
Worldwide	233	212

			Change %
			Dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	134	124	8%	11%
North America	280	258	9%	9%
Rest of world	249	224	11%	13%
Worldwide	233	212	10%	11%

ORIENT-EXPRESS HOTELS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

$’000	March 31 2012	December 31 2011

Assets

Cash and restricted cash	81,706	103,318
Accounts receivable	50,947	44,972
Due from unconsolidated companies	10,616	10,754
Prepaid expenses and other	28,081	20,176
Inventories	46,056	44,499
Other assets held for sale	16,869	38,251
Real estate assets	31,210	32,021
Total current assets	265,485	293,991

Property, plant & equipment, net book value	1,211,931	1,174,119
Property, plant & equipment, net book value of consolidated variable interest entities	185,213	185,788
Investments in unconsolidated companies	61,016	60,012
Goodwill	165,237	161,460
Other intangible assets	19,318	19,465
Other assets	40,115	36,034
	1,948,315	1,930,869

Liabilities and Equity

Working capital loans	133	—
Accounts payable	26,647	28,998
Accrued liabilities	93,091	87,617
Deferred revenue	47,164	30,881
Other liabilities held for sale	781	1,781
Current portion of long-term debt and capital leases	66,185	77,058
Current portion of long-term debt of consolidated variable interest entities	1,765	1,784
Total current liabilities	235,766	228,119

Long-term debt and obligations under capital leases	470,895	466,830
Long-term debt of consolidated variable interest entities	88,319	88,745
Deferred income taxes	95,040	94,036
Deferred income taxes of consolidated variable interest entities	60,881	61,072
Other liabilities	39,536	39,542
Total liabilities	990,437	978,344

Shareholders’ equity	955,414	950,330
Non-controlling interests	2,464	2,195
Total equity	957,878	952,525
	1,948,315	1,930,869

ORIENT-EXPRESS HOTELS LTD.

RECONCILIATIONS AND ADJUSTMENTS

(Unaudited)

	Three months ended
	March 31
$’000 — except per share amounts	2012	2011

EBITDA	1,768	1,351

Real estate	1,524	1,044
EBITDA before real estate	3,292	2,395

Adjusted items:
Write-off of fixed assets (1)	391	—
Gain on disposal (2)	—	(606)
Management restructuring (3)	—	541

Adjusted EBITDA before real estate	3,683	2,330

Reported net loss attributable to Orient-Express Hotels Ltd.	(15,671)	(14,907)
Net earnings attributable to non-controlling interests	(271)	(227)
Reported net loss	(15,400)	(14,680)
Net (earnings)/loss from discontinued operations net of tax	(690)	1,663
Net loss from continuing operations	(16,090)	(13,017)

Adjusted items net of tax:
Write-off of fixed assets (1)	313	—
Gain on disposal (2)	—	(394)
Management restructuring (3)	—	475
Interest rate swaps (4)	366	19
Foreign exchange (5)	(830)	(661)

Adjusted net loss from continuing operations	(16,241)	(13,578)

Reported EPS attributable to Orient-Express Hotels Ltd.	(0.15)	(0.15)
Reported EPS from continuing operations	(0.16)	(0.13)
Adjusted EPS from continuing operations	(0.16)	(0.13)
Number of shares (millions)	102.72	102.43

Footnotes:

(1)              Non-recurring, non-cash write-off of fixed asset balances.

(2)              Gain on disposal of New York hotel project.

(3)              Restructuring and redundancy costs.

(4)              Change in fair value of derivatives that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships.

(5)              Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency.

ORIENT-EXPRESS HOTELS LTD.

RECONCILIATIONS AND ADJUSTMENTS (CONTINUED)

(Unaudited)

	Twelve months ended March 31	Three months ended March 31		Year ended December 31
$’000	2012	2012	2011	2011

EBITDA	48,822	1,768	1,351	48,405

Real estate	6,883	1,524	1,044	6,403
EBITDA before real estate	55,705	3,292	2,395	54,808

Adjusted items:
‘21’ Club litigation (1)	2,546	—	—	2,546
Management restructuring (2)	4,270	—	541	4,811
Impairment (3)	59,746	—	—	59,746
Gain on disposal of assets (4)	(15,938)	—	(606)	(16,544)
Other (5)	5,454	391	—	5,063

Adjusted EBITDA before real estate	111,783	3,683	2,330	110,430

EBITDA	48,822	1,768	1,351	48,405

Depreciation and amortization	(46,001)	(11,028)	(10,992)	(45,965)
Interest	(39,384)	(7,461)	(9,311)	(41,234)
Foreign exchange	(4,327)	865	963	(4,229)
Losses before tax	(40,890)	(15,856)	(17,989)	(43,023)
Tax	(27,643)	(234)	4,972	(22,437)
Net losses from continuing operations	(68,533)	(16,090)	(13,017)	(65,460)
Discontinued operations	(19,783)	690	(1,663)	(22,136)

Net loss	(88,316)	(15,400)	(14,680)	(87,596)

Footnotes:

(1)              Non-recurring charge for settlement of employee litigation.

(2)              Restructuring, redundancy and associated legal and other costs

(3)              Goodwill and fixed asset impairment charges on owned properties and Porto Cupecoy and share of impairment in unconsolidated companies.

(4)              Gain on disposal of New York hotel project and excess ‘21’ Club development rights.

(5)              For year 2011, non-cash fixed asset write-off related to the refurbishment of La Samanna, non-recurring charge for settlement of VAT claim in Mexico, write-off of costs related to abandoned projects, and cost associated with office move of principal UK administrative subsidiary.  For the three months ended March 31, 2012, non-recurring, non-cash write-off of fixed asset balances.

ORIENT-EXPRESS HOTELS LTD.

NET DEBT TO ADJUSTED EBITDA CALCULATION

(Unaudited)

	Twelve months ended and as at
$’000	March 31 2012	December 31 2011

Cash
Cash and cash equivalents	66,516	90,104
Restricted cash	15,190	13,214

Total cash	81,706	103,318

Total debt
Working capital facilities	133	—
Current portion of long-term debt and capital leases	66,185	77,058
Current portion of long-term debt of consolidated variable interest entities	1,765	1,784
Long-term debt and obligations under capital leases	470,895	466,830
Long-term debt held by consolidated variable interest entities	88,319	88,745

Total debt	627,297	634,417

Net debt (1)	545,591	531,099

Adjusted EBITDA before real estate	111,783	110,430

Net debt / adjusted EBITDA before real estate	4.9x	4.8x

Footnote:

(1)              Net debt excludes cash and debt of Keswick Hall, which is accounted for as discontinued operations.

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings/(loss) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP.  Management considers adjusted EBITDA and adjusted net earnings/(loss) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations.  Adjusted EBITDA and adjusted net earnings/(loss) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

Because the principal activities of the Company relate to its hotels, restaurants, tourist trains and cruises, management considers the revenue from these activities to be a better measure of performance than total revenue which includes real estate sales from past developments of for-sale residences adjoining some of the Company’s hotels, currently a small part of the Company’s overall business.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, and possible new challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

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Orient-Express Hotels Ltd. will conduct a conference call on Friday, May 4, 2012 at 10.00 hrs EDT (15.00 BST) which is accessible at +1 877 249 9037 (US toll free) or +44 (0)20 7136 2055  (Standard International).  The conference ID is 7673241.  A re-play of the conference call will be available until 7pm (EDT) Thursday, May 10, 2012 and can be accessed by calling +1 866 932 5017 (US toll free) or +44 (0)20 7111 1244 (Standard International) and entering replay access number 7673241#.  A re-play will also be available on the Company’s website: www.orient-expresshotelsltd.com. Financial media requiring further information should contact Vicky Legg, Director of Corporate Communications, on +44 (0)20 3117 1380 or vicky.legg@orient-express.com